Exhibit 10.4D

NATIONAL COMMERCE CORPORATION 2011 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE AWARD NOTICE

(PERFORMANCE CRITERIA)

This Performance Share Award Notice (this “Notice”) evidences an Award of Performance Shares under the National Commerce Corporation 2011 Equity Incentive Plan (the “Plan”), subject to the terms of the attached Performance Share Award Agreement and the Plan. Your Award has been set at a target Award amount (the “Target Award”) of Performance Shares, as specified below. This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. References to defined terms in the Plan and the Agreement are capitalized in this Notice. You must return an executed copy of this Notice to the Company within 30 days of the date hereof. If you fail to do so, the Administrator may declare your Award to be null and void.

Grant Date: As of January 1, 2016

Grantee: [NAME OF GRANTEE]

Target Award: [NUMBER OF PERFORMANCE SHARES]

Award Period: 4-year period beginning on January 1, 2016 and ending on December 31, 2019, with no Interim Periods.

Conditions for Payment:  Payout of your Award (if any) will occur after the completion of the Award Period. The earned percentage of the Target Award is based on the Company’s achievement of a specified diluted earnings per share compound annual growth rate (“EPS CAGR”) over the four years of the Award Period, as follows:

▪     Threshold: 30% of the Grantee’s Target Award is earned if EPS CAGR is _____%. No shares are earned if EPS CAGR is less than _____%.

▪     Target: 100% of the Grantee’s Target Award is earned if EPS CAGR is _____%.

▪     Maximum: 170% of the Grantee’s Target Award is earned if EPS CAGR is greater than or equal to _____%.

▪     Interpolation: The Company will interpolate between the threshold, target and maximum goals in the manner set forth in the following table:

EPS CAGR	Percentage of Target Award Earned by Grantee
< _____%	No Earned Shares
_____%	30% of Target Award
_____%	72% of Target Award
_____%	100% of Target Award
_____%	128% of Target Award
> or = _____%	170% of Target Award

The Company will linearly interpolate between the amounts set forth above.

Award Range: Depending on the Company’s EPS CAGR, the Grantee may earn between 0% of the Target Award if the minimum threshold is not reached and 170% of the Target Award if the maximum threshold is reached.

Asset Quality Control Mechanism: In order to receive any payout of your Award, the Company must have maintained net charge-offs averaging less than 0.60% of average loans over the 4 years of the Award Period, subject to certain adjustments in the discretion of the Administrator.

Deferral of Payment of Award: Payment of your Award, if earned, may be deferred under the Company’s Deferral of Compensation Plan for Key Employees and Non-Employee Directors. For deferral purposes, your Award is “performance based” under Section 409A of the Internal Revenue Code.

Acquisitions: In determining the amount of your Award, the Administrator will take into consideration other factors, such as net charge-off levels from acquired banks (where the loans in question were not approved by management of National Bank of Commerce but such problem assets and risks were properly identified in due diligence). The Administrator will also take into consideration non-operating costs associated with mergers and acquisitions and other strategic expansions.

National Commerce Corporation

By:
Printed Name:
Title:
Date:

I acknowledge that I have carefully read the attached Agreement and the Plan and agree to be bound by all of the provisions set forth in these documents.

Enclosures:	GRANTEE:

Performance Share Award Agreement
Signed:
National Commerce Corporation 2011		[Grantee]
Equity Incentive Plan	Date:

2

PERFORMANCE SHARE AWARD AGREEMENT

UNDER THE

NATIONAL COMMERCE CORPORATION 2011 EQUITY INCENTIVE PLAN

1.     Terminology. Capitalized terms used in this Performance Share Award Agreement (this “Agreement”) are defined in the body of this Agreement, the correlating Performance Share Award Notice, and the Glossary at the end of this Agreement.

2.     Payment of Performance Share Awards.

(a)     The Administrator will determine after the close of the Award Period whether the conditions for payment of the Award have been satisfied and the amount of any Award payable. If, at the close of the Award Period, the Administrator determines that a percentage of the Target Award is payable, then, unless otherwise directed by the Administrator, such percentage of the Target Award will be paid to you in shares of Common Stock.

(b)     For payment of your Award, the number of shares of Common Stock to be distributed to you shall equal the Fair Market Value of the total Performance Shares determined by the Administrator to have been earned by you, divided by the Fair Market Value of a Performance Share, subject to the withholding described in Section 3 below. To the extent that shares of Common Stock are available in the treasury of the Company on the date on which payment is to be made, such shares may be issued in payment of your Award.  Shares of Common Stock issued in connection with your Award shall be deemed to be issued in consideration for future services to be rendered or past services actually rendered to the Company or for its benefit, by you, that the Administrator deems to have a value at least equal to the aggregate par value thereof.

(c)     Except as otherwise set forth herein, and only if and after the Administrator has determined that the conditions for payment of your Award set by the Administrator have been satisfied, payment of your Award shall be made as soon as practical, but in no event later than seventy (70) days after the end of the Award Period (or Interim Period, as applicable).

(d)     If you are in a key management position, or if you are otherwise a highly compensated employee, and you are determined by the Board to be eligible to participate in the National Commerce Corporation Deferral of Compensation Plan for Key Employees and Non-Employee Directors, as such plan may be amended from time to time, you may elect to defer payment of any Award amounts in accordance with said plan. In the event that the Company desires for any Award to be considered “performance based” as defined in Section 409A of the Code and the Regulations thereunder, all performance criteria shall be established no later than ninety (90) days into the beginning of the Award Period and such other conditions as the Treas. Reg. 1.409A-1(e) imposes shall be met.

(e)     If the Administrator has determined that there shall be one or more Interim Periods for your Award and that you have satisfied the conditions for partial payment of your Award, then, except as otherwise set forth herein, you shall be entitled to partial payment on account thereof within seventy (70) days of the end applicable Interim Period. Performance Shares paid to you for an Interim Period may be retained by you and shall not be repaid to the Company, notwithstanding that, based on the conditions set for payment at the end of the Award Period, you would not have been entitled to payment of some or any of your Award. Any Performance Shares paid to you for an Interim Period during an Award Period shall be deducted from the Performance Shares to which you are entitled at the end of the Award Period.

(f)     In connection with its determination as to the payment of Performance Shares, the Administrator has full discretion to adjust criteria or other established measures to recognize special or nonrecurring situations or circumstances for the Company, or any other corporation, for any year. The Administrator also shall have the discretion to modify established measures or criteria prior to the end of an Award Period to recognize special or non-recurring situations or circumstances.

3.      Withholding of Taxes. You hereby authorize withholding from payroll or any other payment of any kind due to you and otherwise agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with your Award. The Company may require you to make a cash payment to cover any withholding tax obligation as a condition to payment of the Award. The Administrator may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with your Award, either by electing to have the Company withhold from the shares of Common Stock to be issued in payment of the Award, or by electing to deliver to the Company already-owned shares of Common Stock, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

4.     Adjustments. The Administrator may make various adjustments to your Award and/or the shares of Common Stock to be delivered in payment for your Award. Refer to the Plan for detailed information.

5.     Issuance of Shares. The shares of Common Stock issued in payment for your Award shall be uncertificated. As soon as reasonably practicable after the conditions for payment of your Award have been satisfied, as determined by the Administrator, the Company or its transfer agent will deliver a notice to you (or to your designated broker on your behalf) containing the information required by law with respect to such shares of Common Stock. Such information will, unless the shares of Common Stock are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability.

6.     Termination of Employment. Except as otherwise set forth herein, you must be employed on the last day of the Award Period (or Interim Period, as applicable) in order to receive payment (or partial payment, as applicable) of an Award.

(a)     Death or Disability. If, prior to the close of the Award Period, the Company terminates your employment due to your Total and Permanent Disability or you decease, then payment of your outstanding Award shall be made as promptly as possible after your death or the date of such termination of employment due to your Total and Permanent Disability, as applicable, but in no event later than March 15 of the calendar year following your death or date of termination, as applicable. The number of Performance Shares to be paid shall be computed as follows: first, determine (based on the conditions set by the Administrator for payment of your Award) the number of Performance Shares that would have been paid if the Award Period had ended on the December 31st immediately preceding the date of death or the date of your Total and Permanent Disability; then, multiply the above-determined number by a fraction, the numerator of which is the number of months during the subject Award Period that you were an active Employee, and the denominator of which is the number of months in the Award Period. This product shall be reduced by any Performance Shares for which payment has been made with respect to any Interim Period during the Award Period. In this instance, the Fair Market Value of the Common Stock shall be based on the twenty (20) days immediately preceding the date of death or the date of your Total and Permanent Disability.

(b)     Other Termination or Discharge. If, prior to the close of the Award Period, your status as an Employee terminates, and there is no payment due under the terms of Section 6(a) above or Section 17 below, then all of your outstanding Performance Shares shall forthwith and automatically be canceled, and all of your rights as the former holder of such canceled Performance Shares with respect to such canceled Performance Shares shall forthwith terminate.

7.     No Assignment of Interest. Your Award is not transferable by you and shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than by or to the Company), except (a) by will or the laws of descent and distribution (with all references herein to your rights or duties to be deemed to include your beneficiaries or legal representatives, unless the context otherwise expressly requires); or (b) subject to the prior approval of the Administrator, for transfers to members of your “immediate family” (as defined below), charitable institutions or such other persons or entities approved by the Administrator (subject to such limitations as the Administrator in its discretion may impose, if necessary, to comply with applicable securities laws), in each case subject to the condition that the Administrator be satisfied that such transfer is being made by you for estate planning, tax planning or donative purposes, and no consideration (other than nominal consideration or interests in a family partnership, family corporation or other family-related entity) is received by you therefor. Except as provided above, during your lifetime, your Award is payable only to you. For purposes of this Section 7, the term “immediate family” shall include your spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and any person sharing your household (other than a tenant or employee).

8.     Designation of Beneficiary. You may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments that may be made following your death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased you, the beneficiary shall be your spouse or, if no spouse survives you, your estate. If you designate more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless you have designated otherwise.

9.     Other Agreements. You agree to execute, as a condition of your Award and at any time thereafter as may reasonably be requested by the Administrator, any agreements requested by the Administrator pursuant to Section 7(f) of the Plan.

10.     Market Stand-Off Agreement. You agree that, following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, you, for the duration specified by and to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company’s equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (“Market Stand-Off Period”), except as part of such underwritten registration if otherwise permitted. In addition, you agree to execute any further letters, agreements and/or other documents requested by the Company or its underwriters that are consistent with the terms of this Section 10. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period.

11.     Investment Intent. You represent and warrant that (a) you will be receiving the shares of Common Stock in payment for the Award for your own account and not with a view to distribution within the meaning of the Securities Act of 1933, as amended, other than as may be effected in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; (b) no one else will have any beneficial interest in such shares; and (c) you have no present intention of disposing of such shares at any particular time once received.

12.     Restrictions on Resale. You agree not to sell any shares of Common Stock issued in payment for the Award at a time when applicable laws (including federal and state securities laws) or Company policies prohibit such a sale. Further, you acknowledge that resales of stock by persons considered “affiliates” of the Company under Rule 144 of the Securities Act of 1933, as amended, which include executive officers of the Company, may be made only in compliance with the applicable provisions of Rule 144 or pursuant to a separate registration or exemption for the sale of such shares.

13.     Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement will alter your at-will or other service relationship with the Company, nor be construed as a contract of employment or service relationship between you and the Company, or as a contractual right for you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in any adverse effect on your interests under the Plan or this Agreement.

14.     No Shareholder Rights. You shall not have any of the rights of a shareholder with respect to shares of Common Stock issued in payment for the Award unless and until such shares have been issued to you upon the satisfaction of the conditions of your Award. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such shares of Common Stock are issued. You are not entitled to receive any dividends or dividend equivalents on Performance Shares and have no voting or any other rights of a Company stockholder with respect to any Performance Shares. You have no interest in or right to receive any shares of Common Stock prior to the time when the Administrator determines the form of payment of Performance Shares pursuant to this Agreement.

15.     Company’s Rights. The existence of your Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting, the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.     Nature of the Plan. The Company is under no obligation (a) to transfer amounts credited to your Award account to any trust or escrow account, or (b) to secure any amount credited to your Award account by any specific assets of the Company or its Affiliates or any other asset in which the Company or its Affiliates has an interest. This Agreement shall not be construed to require the Company or its Affiliates to fund any of the benefits provided hereunder, or to establish a trust for such purpose. The Company or its Affiliates may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a rabbi trust or such other equivalent arrangement as the Company may decide. No such arrangement shall change the nature of the obligation of the Company or its Affiliates or your rights as provided herein. Neither you nor your beneficiary, estate or personal representative shall have any rights against the Company or its Affiliates with respect to any portion of an account or any trust, escrow account or other arrangement established in connection with this Agreement, except as a general unsecured creditor.

17.     Change in Control. In the event of a Change in Control (as defined in the Plan), you shall be deemed to have earned Performance Shares with respect to your Award to the extent outstanding at the date of such Change in Control. The number of Performance Shares so earned shall be computed by determining (based on the conditions set by the Administrator for payment of your Award) the number of Performance Shares that would have been paid if the Award Period had ended on the December 31st immediately preceding the Change in Control; provided, however, that in no event shall the number of Performance Shares earned be less than the Target Award. Thus, in the event of a Change in Control, the minimum Performance Shares to be awarded shall be equal to the aggregate number of Performance Shares that would have been awarded at the end of the Award Period if the conditions for the Target Award had been met. Performance Share Awards granted in the year of the Change in Control shall be earned at the same percentage as Awards granted in the year preceding the year of the Change in Control. Each Performance Share so earned shall, within thirty (30) days following the Change in Control, be canceled in exchange for either, as determined by the Administrator, (a) shares of Common Stock in an amount to be calculated in accordance with the procedures set forth in Section 2(b) above, or (b) a payment in cash of an amount equal to the Change in Control Price. For purposes of this Section 17, “Change in Control Price” means the greater of (i) the Fair Market Value of a share of Common Stock immediately preceding any transaction resulting in a Change in Control, or (ii) the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Administrator if any part of the offered price is payable other than in cash).

18.     Entire Agreement. This Agreement, together with the correlating Performance Share Award Notice and the Plan, contain the entire agreement between you and the Company with respect to your Award. Any oral or written agreements, representations, warranties, written inducements or other communications made prior to the execution of this Agreement with respect to your Award shall be void and ineffective for all purposes.

19.     Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on your Award as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.

20.     Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to you with this Agreement.

21.     Code Section 409A. The Award granted herein is intended to be exempt from Code Section 409A (to the extent not deferred under Section 2(d)). Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right to amend any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Award (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its Affiliates shall be liable for any such taxes or penalties or have any obligation to indemnify or otherwise hold you harmless from any or all such taxes or penalties.

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GLOSSARY

(a)     “Administrator” means the Board of Directors of the Company or the Administrator(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 thereof.

(b)     “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company. For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c)     “Award” means the award of Performance Shares pursuant to the terms of the Plan.

(d)     “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(e)     “Common Stock” means voting common stock, par value $0.01 per share of the Company.

(f)     “Company” means National Commerce Corporation, a Delaware corporation, and includes its Affiliates, except where the context otherwise requires.

(g)     “Employee” means any full-time salaried person (including any officer) employed by the Company or any Affiliate of the Company.

(h)     “Fair Market Value” of a share of Common Stock generally means either the closing price or the average of the high and low sale price per share of Common Stock on the relevant date, as determined in the Administrator’s discretion, as reported by the principal market or exchange upon which the Common Stock is listed or admitted for trade. Refer to the Plan for a detailed definition of Fair Market Value, including how Fair Market Value is determined in the event that no sale of Common Stock is reported on the relevant date.

(i)     “Grant Date” means as of January 1 of the year in which an Award is made, or such other date as the Administrator shall otherwise determine.

(j)     “Interim Period” means a period of at least one calendar year chosen by the Administrator commencing with any Grant Date, which period is less than the Award Period commencing on the Grant Date.

(k)     “Performance Share” means the equivalent of one share of Common Stock.

(l)     “Total and Permanent Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Administrator may require such proof of Total and Permanent Disability as the Administrator in its sole discretion deems appropriate and the Administrator’s good faith determination as to whether you are totally and permanently disabled will be final and binding on all parties concerned.

(m)     “You”; “Your” means the recipient of an Award as reflected on the Performance Share Award Notice. Whenever the Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative or beneficiary to whom your Award may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.